UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
FORM 8-K
______________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

May 7, 2022
Date of Report (Date of earliest event reported)
______________________________
New Relic, Inc.
(Exact name of registrant as specified in its charter)
 ______________________________

Delaware	001-36766	26-2017431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
188 Spear Street, Suite 1000
San Francisco, California 94105
(Address of principal executive offices, including zip code)
(650) 777-7600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NEWR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02     Results of Operations and Financial Condition
On May 12, 2022, New Relic, Inc. (the “Company”) issued a press release announcing its financial results for the fourth quarter and fiscal year ended March 31, 2022. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.
The information in this Item 2.02, including the press release attached as Exhibit 99.1 hereto, is furnished pursuant to Item 2.02 but shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Retirement of Chief Financial Officer
On May 7, 2022, Mark Sachleben, Chief Financial Officer of the Company, notified the Board of Directors of the Company (the “Board”) that he intends to retire from his role as Chief Financial Officer.
Mr. Sachleben has committed to remain in his role until his successor is chosen and to ensure a smooth transition. As a result, the Compensation Committee of the Board (the “Compensation Committee”) met on May 8, 2022 and, in light of his pending transition, awarded Mr. Sachleben an RSU grant with a value of approximately $1.0 million, with the number of shares subject to such RSU calculated by dividing the target value by the average closing market price for the Company’s common stock as reported on the New York Stock Exchange for the 30-day calendar period immediately preceding the date of grant, which such grant vests over one year measured from the vesting commencement date in equal quarterly installments so long as Mr. Sachleben continues to provide services to the Company during this transition period.

Compensation Arrangements
On May 8, 2022, the Compensation Committee approved the compensation decisions described below.
Mr. Staples’s base salary was increased from $500,000 to $585,000, effective as of April 1, 2022, while his annual cash bonus opportunity percentage remained the same as fiscal 2022. In addition, the Compensation Committee awarded Mr. Staples an equity grant with an aggregate value of approximately $8.5 million, with the number of shares subject to such grant calculated by dividing the target value by the average closing market price for the Company’s common stock as reported on the New York Stock Exchange for the 30-day calendar period immediately preceding the date of grant, split evenly between RSUs and PSUs, vesting over a three-year time-based period and a three-year performance period, respectively.
The Compensation Committee also approved the Company’s fiscal 2023 cash bonus plan for executive officers, pursuant to which eligible executive officers, including Messrs. Staples and Sachleben, have the opportunity to earn quarterly cash bonuses based on corporate performance objectives. These corporate performance objectives are based on quarterly revenue targets, with the potential for an upward adjustment of an individual officer’s aggregated annual payout at the end of fiscal 2023 based on actual corporate achievement against the total annual revenue target. The cash bonus plan caps total annual payout to any officer at 150% of the individual’s annual target cash bonus opportunity.
The quarterly bonus payments that could be earned under the fiscal 2023 cash bonus plan are also capped at a maximum of 150% of that quarter’s target cash bonus opportunity for each officer, subject to the annual upward adjustment. In addition, the Compensation Committee retains the discretionary ability to increase or decrease the amounts to be paid to any executive officer regardless of the actual performance against these measures. Accordingly, whether or not a performance bonus is paid for any quarter or year, and the amount of any such bonus, is within the discretion of the Compensation Committee.

Item 9.01     Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description
99.1	Press release, dated May 12, 2022, issued by New Relic, Inc.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Relic, Inc.

Date: May 12, 2022	By:	/s/ Mark Sachleben
Mark Sachleben Chief Financial Officer